Exhibit 10.8

The table below summarizes the annualized salaries of Horace Mann Educators Corporation’s (the Company) Chief Executive Officer, the Chief Financial Officer and the other three highest compensated Executive Officers, as defined in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders (collectively the Named Executive Officers). These salaries may be changed at any time at the discretion of the Compensation Committee and/or Board of Directors of the Company. These are base salaries and do not include short-term and long-term incentive compensation amounts, the Company’s contributions to defined contribution plans and the Company’s contribution to other employee benefit programs on behalf of these individuals.

Named Executive Officer	Annualized Salary
Marita Zuraitis President and Chief Executive Officer	$975,000
Bret A. Conklin Executive Vice President and Chief Financial Officer	$450,000
Matthew P. Sharpe Executive Vice President, Distribution & Business Strategy	$450,000
William J. Caldwell Executive Vice President, Property & Casualty and Life & Retirement (1)	$450,000
Wade A. Rugenstein Executive Vice President, Supplemental & Operations	$450,000
(1) William J. Caldwell, Executive Vice President, Property & Casualty and Life & Retirement, left the Company effective April 10, 2020.
Last revision date: April 6, 2020